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                                                                      EXHIBIT 21
DAVOX CORPORATION

                             List of Subsidiaries


Name of Subsidiary                            Jurisdiction of Incorporation
------------------                            -----------------------------

Davox (Europe) Ltd.                           United Kingdom
Davox Mexico, S. de R.L. de C.V.              Mexico
Davox Sales Corporation                       Barbados
Davox International Holdings, Inc.            Massachusetts
Davox Securities Corporation                  Massachusetts
Davox Belgium S.P.R.L.                        Belgium
AnswerSoft, Inc.                              Delaware
AnswerSoft (Singapore) Pte. Ltd.              Singapore
AnswerSoft International Services, Inc.       Delaware
AnswerSoft (U.K.) Ltd.                        United Kingdom